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                                  EXHIBIT 3.4

                           CERTIFICATE OF AMENDMENT
                                      OF
                         CERTIFICATE OF INCORPORATION

       Seiler Pollution Control Systems, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

       FIRST: That the Board of Directors of said corporation, at a meeting duly held, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

       RESOLVED, that the Certificate of Incorporation of Seiler Pollution Control Systems, Inc. be amended by adding a new Article Twelfth as hereinafter indicated and by changing the current Fourth Article thereto so that, as amended, said Article Fourth shall be and read as follows:

             "FOURTH" The total number of shares of stock which the Corporation shall have authority to issue is Twenty-Five Million (25,000,000). The par value of each of said shares is $.0001. All such shares are of one class and are shares of common stock without cumulative voting rights and without any pre-emptive rights.

             "TWELFTH" No Director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for the payment of unlawful dividends or unlawful stock repurchases or redemptions under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the Director derived an improper personal benefit.

       SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware and written notice of the adoption of the amendment has been given as provided in Section 228 of the General Corporation Law of the State of Delaware to every stockholder entitled to such notice.

       THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of sections 242 and 228 of the General Corporation Law of the State of Delaware.

       FOURTH: That this Certificate of Amendment of the Certificate of Incorporation shall be effective immediately upon filing.

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       IN WITNESS WHEREOF, said Seiler Pollution Control Systems, Inc. has caused this certificate to be signed by Arthur J. Helmstetter, its President, and attested by Werner Heim, its Secretary, this 13th day of October, 1994.

                              SEILER POLLUTION CONTROL SYSTEMS, INC.



                              /s/ Arthur J. Helmstetter
                              ------------------------------------------
                              Arthur J. Helmstetter, President

ATTEST:


/s/ Werner Heim
- --------------------------------
Werner Heim, Secretary


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